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Exhibit 5.2

                 [Letterhead of Feld, Hyde, Wertheimer, Bryant & Stone, P.C.]

        May 12, 2005

Alderwoods Group, Inc.
311 Elm Street
Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

  Re:
  Alderwoods Group, Inc. Exchange of 7 3/4% Senior Notes due 2012

        We have acted as special local counsel for Advanced Planning (Alabama), Inc., an Alabama corporation (the "Covered Guarantor"), in connection with the Exchange Guarantee, as such term is defined herein. You have requested our opinion with respect to certain matters in connection with the filing by Alderwoods Group, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of up to $200,000,000 in principal amount due at maturity of the Company's 7 3/4% Senior Notes due 2012 (the "Exchange Notes") for issuance in exchange for the Company's outstanding 7 3/4% Senior Notes due 2012 (the "Notes"). The Exchange Notes are being issued pursuant to an Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors, including the Covered Guarantor, listed on Schedule I thereto (the "Guarantors"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The Guarantors, including the Covered Guarantor, have executed the Indenture to evidence their acceptance to be bound by the provisions of Article X thereof, containing a guarantee by each of the Guarantors of the obligations of the Company under the Exchange Notes. The provisions of Article X of the Indenture are referred to herein as the "Exchange Guarantee". Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Indenture.

        In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. As to certain matters with respect to our opinion, we have examined, and relied upon the accuracy of, certificates from officers of the Company or the Covered Guarantor and certificates of public officials. In all such examinations, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, photographic or telecopied copies and, as to certificates given by public officials, we have assumed the same to have been properly given and to be accurate. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

  1.
  The Covered Guarantor is a corporation validly existing and in good standing under the laws of Alabama.

  2.
  As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution, delivery and performance of the Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the Articles of Incorporation or Bylaws of such Covered Guarantor.

  4.
  When the Registration Statement has become effective under the Securities Act and the Exchange Guarantee is delivered in accordance with the terms of the Exchange Offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

    We express no opinion as to the Covered Guarantor's authority to sell written contracts to purchase funeral merchandise, funeral services, cemetery merchandise, or cemetery services on a pre-need basis (i.e., at any time prior to death).

        The opinions expressed herein are limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement these opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. We have not considered and express no opinion regarding any federal or state securities or blue sky laws or regulations. The opinions expressed herein are further limited in all respects to the laws of the State of Alabama, and no opinion is expressed herein with respect to the laws of any other jurisdiction or to the local laws, ordinances or rules of any municipality, county or political subdivision of the State of Alabama. We have made no independent investigation of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
FELD, HYDE, WERTHEIMER, BRYANT & STONE, P.C.
By:	/s/ WILLIAM J. BRYANT

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  Exhibit 5.2